Exhibit 99.1

VERITONE REPORTS HIGHER EXPECTED REVENUE

FOR THE FOURTH QUARTER AND FULL YEAR OF 2018

— Fourth Quarter Net Revenues Expected to be Record $10.7 Million to $10.9 Million —

Costa Mesa, CA – (BUSINESS WIRE) – January 9, 2019 - Veritone, Inc. (NASDAQ: VERI) (“Veritone” or the “Company”) today reported that it now expects its net revenues for its fourth quarter ended December 31, 2018 to be in the range of $10.7 million to $10.9 million, up from the range of $9.3 million to $9.7 million provided by the Company originally. Net revenues at the midpoint of this range would represent an increase of 209% over the Company’s net revenues of $3.5 million in the fourth quarter of 2017, and would be a record quarterly level for the Company.

“After achieving record revenues in the third quarter, we experienced very strong demand for our aiWARE operating system and applications, our digital content licensing services and Veritone One’s advertising services in the fourth quarter,” said Chad Steelberg, Veritone’s Chairman and Chief Executive Officer. “As a result, based on a preliminary review of our results, we are raising our guidance regarding our expected net revenues for the fourth quarter of 2018. We expect this increase to result in a sequential decrease in our Adjusted EBITDAS loss as a percentage of net revenues.”

Steelberg continued, “While the fourth quarter of 2018 was a tough time for many in the capital markets and certainly for Veritone’s stockholders, we are very pleased with our execution and expected results in the quarter, and we believe that Veritone is in a better position today, with stronger growth prospects in the near-term, than at any time in our history.”

The Company noted a number of highlights from its performance in 2018:

•

Achieved year-over-year growth in AI Solutions and Software revenue that is expected to be over 200% organically and over 300% including revenue from the Company’s acquisition of Wazee Digital in August;

•	Increased the number of customers on the Company’s aiWARE platform by approximately 70% compared with the end of 2017;

•	Completed three strategic acquisitions that extend the machine learning capabilities of aiWARE and diversify the Company’s customer base and product capabilities;

•	Introduced five new aiWARE applications targeting specific use cases, illustrating Veritone’s ability to leverage the operating system to drive revenue growth across a wide range of applications; and

•

Gained significant traction with State and Local Law Enforcement customers, and commenced trial engagements with multiple prominent law enforcement agencies in the U.S. and the U.K., with a goal of expanding to longer term licenses. These aiWARE powered applications are helping these agencies to identify potential suspects and protect citizens more quickly and effectively than ever before.

Outlook for 2019 and Beyond

Steelberg continued, “As we enter 2019, we are more excited than we have ever been regarding Veritone and our prospects. We are beginning to see significant increases in both revenue and the adoption of our aiWARE operating system by customers resulting from the investments we have made over the past two years in internal technology development, the integration of our acquired businesses and the AI enablement of their products. This is driving a pipeline of new products and customer opportunities that we expect to accelerate our revenue growth in 2019 and beyond.”

Consistent with the plan that Veritone has been discussing for the past few quarters, the Company expects to leverage its anticipated revenue growth, together with good operating expense management, to reduce its Adjusted EBITDAS loss significantly in 2019 compared with 2018.

Steelberg commented further, “Many of you have seen the recent increased volatility in our share price. We believe that there are a number of factors that have contributed to this, including the recent broad-based decline in microcap technology stocks, an increase in the short interest in our shares, and the recent unsolicited, unfinanced, non-binding proposal submitted by Apis Capital Management (“Apis”) to acquire all of the outstanding shares of Veritone common stock, which was subsequently withdrawn. Apis had confirmed to Veritone’s financial advisors that it did not have either sufficient capital or committed financing to consummate its offer, and Veritone’s Board of Directors had significant concerns regarding the credibility of their proposal, which were confirmed by Apis’ subsequent disclosure that they had begun selling their Veritone stake the same day they announced their acquisition proposal. In addition, the Board has determined that, even if Apis’ proposal had been credible, given Veritone’s significant future growth prospects, the level of such proposal is significantly below that which the Board believes would be in the best interests of Veritone’s stockholders. All of us at Veritone are unified in our resolve to become the market leading enterprise AI company by focusing on our customers and technology, which we believe will deliver strong financial gains to our stockholders.”

About Veritone, Inc.

Veritone (Nasdaq: VERI) is a leading provider of artificial intelligence (AI) technology and solutions. The Company’s proprietary operating system, aiWARE™, orchestrates an expanding ecosystem of machine learning models to transform audio, video and other data sources into actionable intelligence. aiWARE can be deployed in a number of environments and configurations to meet customers’ needs. Its open architecture enables customers in the media and entertainment, legal and compliance, and government sectors to easily deploy applications that leverage the power of AI to dramatically improve operational efficiency and effectiveness. Veritone is headquartered in Costa Mesa, California with over 300 employees, and has offices in Denver, London, New York, San Diego, and Seattle. To learn more, visit Veritone.com.

Safe Harbor Statement

This release contains forward-looking statements, including without limitation statements regarding the Company’s expected net revenues for the fourth quarter of 2018, its expectation that its Adjusted EBITDAS loss will decrease sequentially as a percentage of net revenues in the fourth quarter of 2018, its belief regarding its strong growth prospects in the near-term, its expected year-over-year growth in AI Solutions and Software revenue in 2018 compared with 2017, its expectation that its new products and customer opportunities will accelerate revenue growth in 2019 and beyond, its expectation that it will reduce its Adjusted EBITDAS loss significantly during 2019 compared with 2018, and the Company’s belief that its focus on its customers and technology will deliver strong financial gains to stockholders. In addition, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “plan,” “should,” “could,” “estimate” or “continue” or the plural, negative or other variations thereof or comparable terminology are intended to identify forward-looking statements, and any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements speak only as of the date hereof, and are based on management’s current assumptions, beliefs and information. As such, the Company’s actual results could differ materially and adversely from those expressed in any forward-looking statement as a result of various factors. Important judgments and risks that could cause such differences are discussed in more detail in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s objectives or plans will be achieved. The forward-looking statements contained herein reflect the Company’s beliefs, estimates and predictions as of the date hereof, and the Company undertakes no obligation to revise or update the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events for any reason, except as required by law.

Company Contact:

Pete Collins, Chief Financial Officer

Veritone, Inc.

(949) 397-2148

investors@veritone.com

Investor Relations Contact:

Scott Liolios and Matt Glover

Liolios Group, Inc.

(949) 574-3860

VERI@liolios.com